Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 15, 2018 relating to the consolidated financial statements of Yamana Gold Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the annual report on Form 40-F of the Company for the year ended December 31, 2017. We also consent to the reference to us under “Interests of Experts” in the prospectus included in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 29, 2018